FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person    2. Date of Event Re-    4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement       CEVA International, Inc.
                                              (Month/Day/Year)        "OROB"
                                                12 / 23/  99
========================================== =========================================================================================
                                           3. IRS or Social Se-    5.Relationship of Reporting Person     6. If Amendment, Date of
ATKINS   JAMES                                curity Number of       to Issuer (Check all applicable)           Original
(Last)   First)       (Middle)                Reporting Person                                                 (Month/Day/Year)
                                              (Voluntary)           __Director        __10%  Owner
      1051 Budapest                                                                                        7. Individual or Joint/
         (Street)                                                   X Officer  (give    Other (specify        Group Filing (Check
                                                                               Title below)      below)       Applicable Line)
                                                                                                             X Form filed by One
                                                                                                                Reporting Person
                                                                                                              __Form filed by More
                                                                                                                than One Reporting
 Nador u. 32    Hungary                                                                                         Person
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 (City)         (State)           (Zip)
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                               Table 1 - Non-Derivative Securities       Beneficially Owned
============================== =====================================================================================================

 1. Title of Security                       2. Amount of Securities  3. Ownership                          4. Nature of Indirect
                                               Beneficially Owned       Form Direct                           Beneficial Ownership
                                               Instr. 4)                (D) or Indirect                       (Instr. 5)
                                                                        (I) (Instr. 5)


 COMMON STOCK $.001                                 20,000                   D





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  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)


Form 3

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)



1. Title of Derivative  2. Date Exer-    3. Title and Amount of Securities Underlying   4. Conver-      5. Owner-     6. Nature of
   Security (Instr. 4)     cisable and      Derivative Security                            sion or         ship          Indirect
                           Expiration       Instr. 4)                                     Exercise        Form of        Beneficial
                            Date                                                          Price of         Deri-         Ownership
                           (Month/Day                                                       Deri-          vative        (Instr. 5)
                            Year)                                                           vative         Direct
                                                                                           Security         (D) or
                                   |                   |                                                  indirect
                          Date     | Expira-   Title   |  Amount                                            (I)
                          Exer-    | tion              |    or                                           (Instr. 5)
                          cisable  | Date              |  Number
                                   |                   |    of
                                   |                   |  Shares
                                   |                   |
                                   |                   |



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           By:  /s/James Atkins                            November 17, 2000
              -----------------------------------        ----------------------
               James Atkins, Chief Financial Officer              Date


**Intentional misstatements or ommissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
  Frm3-atk.txt